As filed with the Securities and Exchange Commission on October 18, 2022

Registration No. 333-258712

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GINKGO BIOWORKS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	87-2652913
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

27 Drydock Avenue

8th Floor

Boston, MA 02210

(877) 422-5362

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Dmytruk

Chief Financial Officer

Ginkgo Bioworks Holdings, Inc.

27 Drydock Avenue

8th Floor

Boston, MA 02210

Telephone: (877) 422-5362

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marko Zatylny Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199-3600 (617) 951-7000	Karen Tepichin General Counsel Ginkgo Bioworks Holdings, Inc. 27 Drydock Avenue 8th Floor Boston, MA 02210 (877) 422-5362

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☐	Emerging growth company	☒

Accelerated filer	☐	Smaller reporting company	☐

Non-accelerated filer	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant (the “Registrant”) hereby amends this registration statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On September 16, 2021, we filed a Registration Statement on Form S-1 (File No. 333-258712) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement registered for the resale of up to 77,500,000 shares of Class A common stock (the “PIPE Shares”), par value $0.0001 per share, of Soaring Eagle Acquisition Corp. (“SRNG”), a Cayman Islands exempted company, by the selling stockholders named in this prospectus (or their permitted transferees) (the “Selling Stockholders”). The Selling Stockholders were issued the PIPE Shares in private placements immediately after SRNG’s domestication under Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), pursuant to which SRNG’s jurisdiction of incorporation changed from the Cayman Islands to the State of Delaware (the “Domestication”) and immediately prior to the consummation of the business combination (the “Business Combination”) by and among SRNG, SEAC Merger Sub Inc., a wholly owned subsidiary of SRNG (“Merger Sub”), and Ginkgo Bioworks, Inc. (“Old Ginkgo”). The PIPE Shares were converted to shares of Ginkgo Class A common stock upon consummation of the Business Combination. The Registration Statement, as amended, was declared effective by the SEC on September 16, 2021.

On March 31, 2022 we filed post-effective amendment no. 1 to the Registration Statement to include information from our Annual Report on Form 10-K for the year ended December 31, 2021 that was filed on March 29, 2022. On September 1, 2022 we filed post-effective amendment no. 2 to the Registration Statement to (i) include information from our Annual Report on Form 10-K/A for the year ended December 31, 2021 that was filed on August 31, 2022 for purposes of providing separate financial statements of Allonnia, LLC in accordance with Rule 3-09 of Regulation S-X and (ii) update certain other information in the Registration Statement.

This post-effective amendment no. 3 to the Registration Statement is being filed by the Company to convert the Registration Statement on Form S-1 into a Registration Statement on Form S-3. No additional securities are being registered under this post-effective amendment and all applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 18, 2022

PRELIMINARY PROSPECTUS

GINKGO BIOWORKS HOLDINGS, INC.

77,500,000 Shares of Class A Common Stock

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus or their permitted transferees (collectively, the “Selling Stockholders”) of up to 77,500,000 shares of Class A common stock (the “PIPE Shares”), par value $0.0001 per share, of Ginkgo Bioworks Holdings, Inc. (the “Company,” known as Soaring Eagle Acquisition Corp. prior to the Business Combination (as defined below)), which were issued in private placements immediately after the Domestication (as defined below) and immediately prior to the consummation of the Business Combination pursuant to the terms of the Subscription Agreements (as defined below) and in connection with the Business Combination.

On May 7, 2021, the board of directors of Soaring Eagle Acquisition Corp. (“SRNG”) (which domesticated as a Delaware corporation), approved an agreement and plan of merger, dated May 11, 2021, by and among SRNG, SEAC Merger Sub Inc., a wholly owned subsidiary of SRNG (“Merger Sub”), and Ginkgo Bioworks, Inc. (“Old Ginkgo”) (as it may be amended and/ or restated from time to time, the “Merger Agreement”). On September 14, 2021, the SRNG shareholders approved and adopted the Merger Agreement and the other proposals described in SRNG’s definitive proxy statement/prospectus included in SRNG’s registration statement on Form S-4 (File No. 333-256121), which was declared effective by the SEC on August 11, 2021. SRNG effected a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), pursuant to which SRNG’s jurisdiction of incorporation changed from the Cayman Islands to the State of Delaware (the “Domestication”), and, on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, Merger Sub merged with and into Old Ginkgo, with Old Ginkgo surviving the merger as a wholly owned subsidiary of SRNG (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, SRNG was renamed “Ginkgo Bioworks Holdings, Inc.” As used herein, “New SRNG” refers to SRNG after the Domestication and “Ginkgo” refers to SRNG after the consummation of the Business Combination.

In connection with the Business Combination, SRNG entered into subscription agreements, each dated as of May 10, 2021 (the “Subscription Agreements”), with the Selling Stockholders, pursuant to which SRNG agreed to issue and sell to the Selling Stockholders, in private placements to close immediately after the Domestication and immediately prior to the consummation of the Business Combination, an aggregate of 77,500,000 PIPE Shares at $10.00 per share, for an aggregate purchase price of $775,000,000.

The Selling Stockholders may offer, sell or distribute all or a portion of the PIPE Shares registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will pay certain offering fees and expenses and fees in connection with the registration of the PIPE Shares and will not receive proceeds from the sale of the PIPE Shares by the Selling Stockholders. Our Class A common stock and public warrants are currently traded on the New York Stock Exchange (“NYSE”) under the symbols “DNA” and “DNA.WS”, respectively. On October 17, 2022, the closing price of our Class A common stock was $2.63 and the closing price for our Public Warrants was $0.60.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves risks. See “Risk Factors” on page 7, and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the SEC, using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders and their permitted transferees may, from time to time, offer and sell the shares of Class A common stock described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution.” More specific terms of any shares of Class A common stock that the Selling Stockholders and their permitted transferees offer and sell may provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock being offered and the terms of the offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information” below. To the extent there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in the prospectus supplement.

This prospectus does not include all of the information that is in the registration statement. We omitted certain parts of the registration statement from this prospectus as permitted by the SEC. We refer you to the registration statement and its exhibits for additional information about us and the securities that may be sold under this prospectus.

Neither we nor the Selling Stockholders have authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless otherwise stated or unless the context otherwise requires, the terms “Company,” “Ginkgo,” “we,” “us,” “our” and similar terms refer to Ginkgo Bioworks Holdings, Inc. and its consolidated subsidiaries, unless we state otherwise or the context otherwise requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference, contain forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of Ginkgo. These statements are based on the beliefs and assumptions of the management of Ginkgo. Although Ginkgo believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, Ginkgo cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	Ginkgo’s ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

•	Ginkgo’s ability to retain or recruit, or adapt to changes required in, its founders, senior executives, key personnel or directors;

•	factors relating to the business, operations and financial performance of Ginkgo, including:

•	Ginkgo’s ability to effectively manage its growth;

•	Ginkgo’s exposure to the volatility and liquidity risks inherent in holding equity interests in certain of its customers;

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rapidly changing technology and extensive competition in the synthetic biology industry that could make the products and processes Ginkgo is developing obsolete or non-competitive unless it continues to collaborate on the development of new and improved products and processes and pursue new market opportunities;

•	Ginkgo’s reliance on its customers to develop, produce and manufacture products using the engineered cells and/or biomanufacturing processes that Ginkgo develops;

•	Ginkgo’s ability to comply with laws and regulations applicable to its business; and

•	market conditions and global and economic factors beyond Ginkgo’s control;

•	intense competition and competitive pressures from other companies worldwide in the industries in which Ginkgo operates;

•	litigation and the ability to adequately protect Ginkgo’s intellectual property rights;

•	the success of Ginkgo’s programs and their potential to contribute revenue;

•	Ginkgo’s ability to close and realize the benefits of pending merger and acquisition transactions; and

•	other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this report. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the business, financial condition or results of Ginkgo. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Ginkgo assess the impact of all such risk factors on the business of Ginkgo, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

In particular, you should consider the numerous risks described in our Quarterly Report on Form 10-Q for the period ended June 30, 2022, as filed with the SEC on August 15, 2022, any subsequent Quarterly Report on Form 10-Q, and as described or may be described in any subsequent Annual Report on Form 10-K under the heading “Item 1A.Risk Factors,” which are incorporated by reference into this prospectus, and any other documents we file with the SEC that are deemed incorporated by reference into this prospectus and in the “Risk Factors” section in the applicable prospectus supplement. See “Where You Can Find More Information.” Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we make.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to Ginkgo or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. Ginkgo undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. The summary may not contain all the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including “Risk Factors” contained in the documents incorporated by reference herein, before making an investment decision.

The Company

Ginkgo Bioworks Holdings, Inc. is building a platform to enable customers to program cells as easily as we can program computers. Ginkgo’s platform is enabling biotechnology applications across diverse markets, from food and agriculture to industrial chemicals to pharmaceuticals. Ginkgo has also actively supported a number of COVID-19 response efforts, including K-12 pooled testing, vaccine manufacturing optimization and therapeutics discovery. Ginkgo has incurred net losses since its inception. Ginkgo’s net loss attributable to its stockholders was approximately $668.8 million and $1,259.3 million for the three and six months ended June 30, 2022, respectively, and $1,830.0 million, $126.6 million and $119.3 million for the fiscal years ended December 31, 2021, 2020 and 2019, respectively. As of June 30, 2022, Ginkgo had an accumulated deficit of approximately $3,557.3 million, and as of December 31, 2021, Ginkgo had an accumulated deficit of approximately $2,297.9 million. For more information, see “Part II, Item 1A-Risk Factors—Risks Related to Ginkgo’s Business—We have a history of net losses. We expect to continue to incur losses for the foreseeable future, and we may never achieve or maintain profitability” in our Quarterly Report on Form 10-Q for the period ended June 30, 2022, as filed with the SEC on August 15, 2022.

Background and Business Combination

The Company was originally known as Soaring Eagle Acquisition Corp. (“SRNG”).

SRNG (and after the Domestication as described below, “New SRNG”), a Cayman Islands exempted company, previously entered into an agreement and plan of merger, dated as of May 11, 2021, as amended on May 14, 2021 (the “Merger Agreement”), by and among SRNG, SEAC Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Ginkgo Bioworks, Inc., a Delaware corporation (“Old Ginkgo”).

On September 15, 2021, SRNG filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of Delaware, pursuant to which SRNG was domesticated and continued as a Delaware corporation, under the name of “Soaring Eagle Acquisition Corp.” (the “Domestication”).

As a result of, and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of SRNG automatically converted, on a one-for-one basis, into a Class A ordinary share, par value $0.0001 per share, of SRNG (a “SRNG Class A ordinary share”); (2) immediately following the conversion described in clause (1), each of the then issued and outstanding SRNG Class A ordinary shares automatically converted, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of New SRNG (the “New SRNG Class A common stock”); (3) each of the then issued and outstanding redeemable warrant of SRNG (the “SRNG warrants”) automatically converted into a redeemable warrant to acquire one share of New SRNG Class A common stock (the “New SRNG warrants”); and (4) each of the then issued and outstanding units of SRNG that had not been previously separated into the underlying SRNG Class A ordinary shares and underlying SRNG warrants upon the request of the holder thereof (the “SRNG units”), were cancelled and entitled the holder thereof to one share of New SRNG Class A common stock and one-fifth of one New SRNG warrant. No fractional shares will be issued upon exercise of the New SRNG warrants.

On September 16, 2021 (the “Closing Date”), as contemplated by the Merger Agreement, New SRNG consummated the merger transaction contemplated by the Merger Agreement (the “Closing”), whereby Merger Sub merged with and into Old Ginkgo, with the separate corporate existence of Merger Sub ceasing and Old Ginkgo being the surviving corporation and a wholly owned subsidiary of New SRNG (the “Merger” and, together with the Domestication, the “Business Combination”). In connection with the consummation of the Business Combination, New SRNG changed its name to “Ginkgo Bioworks Holdings, Inc.” (“Ginkgo”). The shares of New SRNG Class A common stock and New SRNG warrants described above became shares of Class A common stock or Ginkgo warrants, as applicable, upon consummation of the Merger.

Pursuant to the Merger Agreement, SRNG acquired all of the outstanding equity interests of Old Ginkgo for approximately $15.8 billion in aggregate consideration in the form of common stock of Ginkgo (“Common Stock”) valued at $10 per share (the “Base Equity Consideration”), plus approximately 188.7 million earn-out shares of Common Stock, which are subject to forfeiture to the extent that the vesting conditions described below are not satisfied on or before the fifth anniversary of the Closing (the “Earn- out Consideration”). Old Ginkgo shareholders received consideration in the form of shares of Class A common stock, par value $0.0001 per share, of Ginkgo (“Class A common stock”) and/or Class B common stock, par value $0.0001 per share, of Ginkgo (“Class B common stock”), as determined in accordance with the Merger Agreement.

The Base Equity Consideration was allocated among Old Ginkgo equity holders as follows: (1) each share of Class A common stock, par value $0.0001 per share, of Old Ginkgo (“Old Ginkgo Class A common stock”) outstanding immediately prior to the effective time of the Business Combination was converted into approximately 49.080452 shares of Class A common stock; (2) each share of Class B common stock, par value $0.0001 per share, of Old Ginkgo (“Old Ginkgo Class B common stock”) outstanding immediately prior to the effective time of the Business Combination was converted into approximately 49.080452 shares of Class B common stock; (3) each option exercisable for one share of Old Ginkgo common stock (each, an “Old Ginkgo option”) under Old Ginkgo’s stock incentive plans outstanding immediately prior to the effective time of the Business Combination was assumed and converted into an option having the same terms and conditions as applied to the Old Ginkgo option so converted but exercisable for approximately 49.080452 shares of Common Stock, with appropriate adjustments to the exercise price thereof (each, a “Ginkgo option”); (4) each award of restricted common stock of Old Ginkgo under Old Ginkgo’s stock incentive plans outstanding immediately prior to the effective time of the Business Combination was converted into approximately 49.080452 shares of restricted common stock of Ginkgo; and (5) each award of restricted stock units of Old Ginkgo under Old Ginkgo’s stock incentive plans (each, an “Old Ginkgo restricted stock unit award”) outstanding immediately prior to the effective time of the Business Combination was assumed and converted into a restricted stock unit having the same terms and conditions as applied to the Old Ginkgo restricted stock unit so converted but relating to approximately 49.080452 shares of common stock of Ginkgo (each, a “Ginkgo restricted stock unit award”). No warrants to purchase shares of capital stock of Old Ginkgo were outstanding immediately prior to the effective time of the Business Combination.

In addition to the Base Equity Consideration described above, the holders of Old Ginkgo common stock, Old Ginkgo options, Old Ginkgo restricted stock awards and Old Ginkgo restricted stock unit awards outstanding immediately prior to the effective time of the Business Combination received a proportional amount of the Earn- out Consideration, which is divided into four equal tranches subject to vesting during the five years after the Closing Date (the “Earn-out Period”) based on the conditions below (collectively, the “Earn-out Targets”):

•

if the trading price per share of Class A common stock at any point during the trading hours of a trading day is greater than or equal to $12.50 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, the Earn-out Consideration will immediately vest;

•

if the trading price per share of Class A common stock at any point during the trading hours of a trading day is greater than or equal to $15.00 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, an additional 25% of the Earn-out Consideration will immediately vest;

•

if the trading price per share of Class A common stock at any point during the trading hours of a trading day is greater than or equal to $17.50 for any 20 trading days within any period of 30 consecutive trading days, an additional 25% of the Earn-out Consideration will immediately vest; and

•

if the trading price per share of Class A common stock at any point during the trading hours of a trading day is greater than or equal to $20.00 for any 20 trading days within any period of 30 consecutive trading days, the remaining 25% of the Earn-out Consideration will immediately vest.

Additionally, the vesting of the Earn-out Consideration will be subject to acceleration in the event of certain transactions resulting in a change of control of Ginkgo or the acquisition by a third party of assets of Ginkgo representing at least 50% of Ginkgo’s assets (by value) on a consolidated basis or generating at least 50% of Ginkgo’s revenues on a consolidated basis, to the extent that the per-share value of the consideration received by Ginkgo’s stockholders in such transaction or acquisition is greater than or equal to the Earn-out Targets described above.

The first Earn-out Target was achieved on November 15, 2021. To the extent that the subsequent Earn-out Targets described above are not achieved during the Earn-out Period, the portion of the Earn-out Consideration that remains subject to vesting and forfeiture at the end of the Earn-out Period will be forfeited to Ginkgo for no consideration and cancelled.

The Private Placement

SRNG entered into the Subscription Agreements with the Selling Stockholders, pursuant to which, among other things, SRNG agreed to issue and sell an aggregate of 77,500,000 shares of New SRNG Class A common stock to the Selling Stockholders for $10.00 per share (the “Private Placement”).

The Private Placement closed on September 16, 2021, after the Domestication, but prior to or substantially concurrently with the consummation of the Business Combination.

Stock Exchange Listing

Ginkgo’s Class A common stock and public warrants are listed on the NYSE under the symbols “DNA” and “DNA.WS”, respectively.

Recent Developments

On July 24, 2022, Ginkgo entered into an Agreement and Plan of Merger (the “Zymergen Merger Agreement”) with Zymergen Inc., a Delaware public benefit corporation (“Zymergen”), and Pepper Merger Subsidiary Inc., a Delaware corporation and an indirect wholly owned subsidiary of Ginkgo (“Pepper”), providing for the merger of Pepper with and into Zymergen (the “Zymergen Merger”), with Zymergen surviving the Zymergen Merger as a wholly owned subsidiary of Ginkgo.

At the effective time of the Zymergen Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of Zymergen (“Zymergen Common Stock”) that is issued and outstanding as of immediately prior to the Effective Time (other than certain excluded shares specified in the Zymergen Merger Agreement)

will be automatically cancelled, extinguished and converted into the right to receive 0.9179 of a share of Class A common stock (the “Exchange Ratio”) and cash in lieu of any fractional shares of Ginkgo Class A common stock, without interest. Upon completion of the Zymergen Merger, former Zymergen stockholders and certain other Zymergen equityholders are expected to own approximately 5.25% of Ginkgo on a fully diluted basis.

In connection with the Zymergen Merger Agreement, on July 24, 2022, each of SVF Excalibur (Cayman) Limited, Data Collective II, L.P. and certain of its affiliates, and True Ventures IV, L.P. and certain of its affiliates (collectively, the “Signing Stockholders”) entered into a voting agreement with Ginkgo with respect to Zymergen Common Stock beneficially owned then or in the future by such Signing Stockholder (collectively, the “Voting Agreements”). The Signing Stockholders beneficially own, in the aggregate, approximately 40% of the outstanding shares of Zymergen Common Stock as of July 24, 2022, and have separately agreed, pursuant to their respective Voting Agreements, among other things, to vote all shares of Zymergen Common Stock beneficially owned and entitled to vote in favor of approval of the Zymergen Merger Agreement and the Zymergen Merger and the other transactions contemplated by the Zymergen Merger Agreement.

The consummation of the Zymergen Merger is subject to the satisfaction or waiver of certain conditions set forth in the Zymergen Merger Agreement, including, among other conditions, the adoption of the Zymergen Merger Agreement by the majority of the Zymergen stockholders. The special meeting of Zymergen stockholders to consider and vote on the adoption of the Zymergen Merger Agreement will be held on October 17, 2022.

Corporate Information

We were originally incorporated as a Cayman Islands exempted company in October 2020 as a special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. SRNG completed its IPO in February 2021. In September 2021, our wholly owned subsidiary merged with and into Old Ginkgo, with Old Ginkgo surviving the merger as a wholly owned subsidiary of SRNG. In connection with the Business Combination, we changed our name to “Ginkgo Bioworks Holdings, Inc.” Our principal executive offices are located at 27 Drydock Avenue, 8th Floor, Boston, MA 02210.

Our telephone number is (877) 422-5362. Our website address is www.ginkgobioworks.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable.

We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company (“EGC”), can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Ginkgo’s financial statements with those of another public company that is neither an EGC nor an EGC that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an EGC until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of SRNG’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non- convertible debt securities during the prior three-year period. References herein to “EGC” have the meaning associated with it in the JOBS Act.

THE OFFERING

Issuer	Ginkgo Bioworks Holdings, Inc. (formerly known as Soaring Eagle Acquisition Corp.)

In connection with the closing of the Business Combination, SRNG domesticated as a Delaware corporation and, promptly thereafter, Merger Sub merged with and into Old Ginkgo, with Old Ginkgo surviving the merger as a wholly owned subsidiary of Ginkgo Bioworks Holdings, Inc. In addition, in connection with the consummation of the Business Combination, SRNG was renamed “Ginkgo Bioworks Holdings, Inc.”

Class A common stock offered by the Selling Stockholders	Up to 77,500,000 shares of Class A common stock.

Shares of our Class A common stock outstanding prior to exercise of all Warrants (as of August 8, 2022)	1,099,693,341

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A common stock by the Selling Stockholders.

Market for our Class A ordinary shares and Ginkgo common stock	Our Class A common stock and public warrants are currently listed on NYSE under the symbols “DNA” and “DNA.WS”, respectively.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Part II, Item 1A-Risk Factors” in our Quarterly Report on Form 10-Q for the period ended June 30, 2022, as filed with the SEC on August 15, 2022, any subsequent Quarterly Report on Form 10-Q, and as described or may be described in any subsequent Annual Report on Form 10-K under the heading “Item 1A. Risk Factors,” as well as in any other documents we file with the SEC that are deemed incorporated by reference into this prospectus and the “Risk Factors” section in the applicable prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. See “Part II, Item 1A-Risk Factors” in our Quarterly Report on Form 10-Q for the period ended June 30, 2022, as filed with the SEC on August 15, 2022, any subsequent Quarterly Report on Form 10-Q, and as described or may be described in any subsequent Annual Report on Form 10-K under the heading “Item 1A. Risk Factors,” as well as in any other documents we file with the SEC that are deemed incorporated by reference into this prospectus and the “Risk Factors” section in the applicable prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities. Before you invest in our securities, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus and the applicable prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

USE OF PROCEEDS

All of shares of Class A common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our amended and restated certificate of incorporation (the “Charter”), our amended and restated bylaws (the “Bylaws”) and the warrant- related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Charter, our Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

Ginkgo’s Charter authorizes the issuance of 16,000,000,000 shares of all classes of Ginkgo’s capital stock, consisting of:

•	200,000,000 shares of undesignated preferred stock, par value $0.0001 per share;

•	10,500,000,000 shares of Class A common stock, par value $0.0001 per share;

•	4,500,000,000 shares of Class B common stock, par value $0.0001 per share; and

•	800,000,000 shares of Class C common stock, par value $0.0001 per share.

Common Stock

Ginkgo has three classes of authorized common stock: Class A common stock, Class B common stock, and Class C common stock. Generally, Class B common stock can only be issued to, transferred to, and held by Ginkgo’s directors and employees, or trusts or legal entities through which the right to vote the shares of Class B common stock held thereby is exercised exclusively by one or more of Ginkgo’s directors or employees (any such director, employee, trust or legal entity, an “Eligible Holder”), unless otherwise determined by a majority of the Class B Directors then serving.

Voting Rights

Class A Common Stock

Holders of Class A common stock are entitled to one (1) vote for each share of Class A common stock held of record by such holder on all matters voted upon by Ginkgo stockholders.

Class B Common Stock

Holders of Class B common stock are entitled to ten (10) votes for each share of Class B common stock held of record by such holder on all matters voted upon by Ginkgo stockholders.

Class C Common Stock

Except as expressly provided in Ginkgo’s Charter or required by applicable law, holders of Class C common stock generally are not entitled to vote on matters voted upon by Ginkgo stockholders. Solely to the extent that a holder of Class C common stock is expressly entitled to vote on any matter pursuant to Ginkgo’s Charter or by applicable law, the holder will be entitled to one (1) vote for each share of Class C common stock held of record by such holder.

Stockholder Votes

Holders of Common Stock generally vote together as a single class on all matters submitted to a vote of Ginkgo stockholders (including the election and removal of directors), unless otherwise provided in Ginkgo’s certificate of incorporation or required by applicable law. Any action or matter submitted to a vote of the Ginkgo stockholders will be approved if the number of votes cast in favor of the action or matter exceeds the number of votes cast in opposition to the action or matter, except that Ginkgo’s directors will be elected by a plurality of the votes cast. Holders of Class A common stock are not entitled to cumulate their votes in the election of Ginkgo’s directors.

Delaware law could require holders of a class of Ginkgo’s capital stock to vote separately as a class on any proposed amendment of Ginkgo’s certificate of corporation if the amendment would increase or decrease the par value of the shares of that class or would alter or change the powers, preferences or special rights of the shares of that class in a manner that affects them adversely.

Holders of Common Stock are not entitled to vote on any amendment to Ginkgo’s Charter that relates solely to the terms of one or more series of Ginkgo’s preferred stock and on which the holders of such affected series are entitled to vote, either separately as a class or together with the holders of one or more other series of Ginkgo’s preferred stock, pursuant to Ginkgo’s Charter or by applicable law.

Stockholder Action by Written Consent

The Charter provides that Ginkgo’s stockholders may act by written consent only if (a) the action to be taken or effected has been approved by the affirmative vote of all of the directors of Ginkgo then serving or (b) the holders of Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo. In all other circumstances, any action required or permitted to be taken by Ginkgo’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by written consent.

Special Meetings of Stockholders

The Charter provides that, except as otherwise required by applicable law, special meetings of Ginkgo’s stockholders may be called only by the board of directors of Ginkgo (the “Ginkgo Board”), the chairman of the Ginkgo Board, Ginkgo’s chief executive officer or president, or, at any time that the holders of Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo.

Economic Rights

Except as otherwise expressly provided in Ginkgo’s Charter or required by applicable law, shares of each class of Common Stock have the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters, including the following:

Dividends and Distributions; Rights upon Liquidation

Subject to the rights of holders of any outstanding series of Ginkgo preferred stock, the holders of shares of each class of Common Stock are entitled to receive ratably, on a per share basis, any dividend or distribution

(including upon the liquidation, dissolution or winding up of Ginkgo) paid by Ginkgo, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of Class A common stock, the outstanding shares of Class B common stock, and the outstanding shares of Class C common stock, each voting separately as a class, except that, if a dividend or distribution is paid in the form of shares (or options, warrants or other rights to acquire shares) of Common Stock, then holders of Class A common stock will receive shares (or options, warrants or other rights to acquire shares) of Class A common stock, holders of Class B common stock will receive shares (or options, warrants or other rights to acquire shares) of Class B common stock, and holders of shares of Class C common stock will receive shares (or options, warrants or other rights to acquire shares) of Class C common stock.

Subdivisions, Combinations and Reclassifications

If Ginkgo subdivides or combines any class of Common Stock with any other class of Common Stock, then each class of Common Stock must be subdivided or combined in the same proportion and manner, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of Class A common stock, the outstanding shares of Class B common stock, and the outstanding shares of Class C common stock, each voting separately as a class.

Mergers and Other Extraordinary Transactions

The Charter provides that, in the event of certain extraordinary transactions affecting Ginkgo (including certain transactions resulting in a change of control of Ginkgo, the acquisition by a third party of assets of Ginkgo generating at least 50% of Ginkgo’s revenues on a consolidated basis, or any merger or consolidation of Ginkgo), shares of each class of Common Stock will be entitled to receive ratably, on a per share basis, any consideration paid or otherwise distributed to, or rights received by, Ginkgo stockholders, or into which such shares are converted or for which such shares are exchanged, in connection with such extraordinary transaction (including with respect to the form, amount and timing thereof), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, the holders of a majority of the outstanding shares of Class B common stock and the holders of a majority of the outstanding shares of Class C common stock, each voting separately as a class, except that, to the extent that such consideration is paid in the form of securities or other equity interests, holders of Class B common stock may receive a class, series or other form of such securities or other equity interests each having voting power that is ten (10) times greater than the voting power of any security or other equity interest received by holders of Class A common stock and holders of Class C common stock may receive a class, series or other form of such securities or other equity interests having no voting power.

Additionally, the Charter prohibits Ginkgo from entering into any agreement with respect to a tender or exchange offer by a third party unless such agreement provides for consideration to be paid or distributed to, or rights to be received by, Ginkgo stockholders in the manner provided in the paragraph immediately above.

Equal Value upon Disposition

The Charter provides that, in the case of any disposition of Class B common stock for value, the value paid in respect of such share of Class B common stock must be equal to the prevailing price per share of Class A common stock at the time of such disposition for value. Ginkgo may (and expects to) from time to time establish restrictions, policies and procedures relating to transfers and dispositions of shares of Class B common stock as it deems necessary or advisable.

Transfer Restrictions

Lock-up Applicable to Founders and Employees

The Charter provides that, subject to customary exceptions and the other exceptions described in the following sentences, Jason Kelly, Reshma Shetty, Austin Che, Bartholomew Canton and Thomas F. Knight, Jr. (collectively, the “Founders”) and their affiliated trusts and any Ginkgo stockholder who is an employee of Ginkgo or any of its wholly owned subsidiaries at the time of the Closing, and any transferee of any of the foregoing, are unable to transfer their shares of Class A common stock or Class B common stock received as consideration in the Merger (including upon the settlement of any equity award of Ginkgo into which any equity award of Old Ginkgo was converted in the Merger), other than the Earn-out Consideration, for a period of one year following the closing of the Business Combination. The transfer restrictions described in the foregoing sentence will not apply to an aggregate of 10% of the total number of shares subject to such transfer restrictions, excluding (from this exception to such transfer restrictions) any shares of Class A common stock or Class B common stock received upon the settlement of any equity award of Ginkgo into which any equity award of Old

Ginkgo that was, immediately prior to the effective time of the Merger, subject to any unsatisfied service- or time-based vesting condition was converted in the Merger. Additionally, solely in the case of any holder of any equity award of Ginkgo (including any such equity award into which any equity award of Old Ginkgo was converted in the merger), the transfer restrictions described in the first sentence of this paragraph no longer apply.

Conversion

Optional Conversion

Holders of Class B common stock have the right to convert shares of their Class B common stock into fully paid and non assessable shares of Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to Ginkgo’s transfer agent.

Automatic Conversion

Generally, shares of Class B common stock will convert automatically into Ginkgo Class A common stock upon the holder of such shares ceasing to be an Eligible Holder (whether as a result of the holder’s termination, resignation or removal as a director or employee of Ginkgo, the transfer of such shares to an individual, trust or entity that is not an Eligible Holder, a person other than a director or employee of Ginkgo gaining any direct or indirect right to vote such shares, or otherwise), unless otherwise determined by the affirmative vote of a majority of the directors of Ginkgo then serving who qualify as “independent” in accordance with the requirements of the securities exchange on which equity securities of Ginkgo are then listed for trading. A determination by the secretary of the Ginkgo that an event has occurred that triggers the automatic conversion of Class B common stock into Class A common stock will be conclusive and binding; however, a holder of Class B common stock (or Class A common stock into which Class B common stock has converted) who believes in good faith that such determination is in error may appeal such determination to the Ginkgo Board, in which case, the determination of the Ginkgo Board (including as to whether or not to review such determination) will be conclusive and binding.

Conversion Policies and Procedures

Ginkgo may (and expects to) establish from time to time certain restrictions, policies and procedures relating to the general administration of its multi-class stock structure and the conversion of Class B common stock to Class A common stock. Adoption or amendment of any such policy or procedure must be approved by the affirmative vote of a majority of Ginkgo’s directors and, if any Class B Director is then serving, at least one Class B Director (defined below).

Registration Rights

Each of the Amended and Restated Registration Rights Agreement, dated as of September 16, 2021, by and among Ginkgo, Eagle Equity Partners III, LLC (the “Sponsor”) and Viking Global Opportunities Illiquid Investments Sub-Master LP (the “SRNG Business Combination Registration Rights Agreement”) and the Share Purchase Agreement, dated March 11, 2022, by and among Ginkgo International Holdings, Inc. (our indirect, wholly owned subsidiary), FGen AG (“FGen”), and the sellers named therein (the “FGen Purchase Agreement”) granted registration rights to certain Ginkgo stockholders. Each agreement grants certain Ginkgo stockholders the right to require, subject to certain conditions and limitations, that Ginkgo register for resale securities held by such stockholders, and the SRNG Business Combination Registration Rights Agreement includes “piggyback” registration rights with respect to registrations initiated by Ginkgo. The registration of shares of Class A common stock pursuant to the exercise of any of these registration rights would enable the applicable Ginkgo stockholders to resell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. Ginkgo will bear the expenses incurred in connection with the filing of any registration statements pursuant to the SRNG Business Combination Registration Rights Agreement and FGen Purchase Agreement.

Certain payoff agreements (the “Note Payoff Agreements”) executed in connection with the Asset Purchase Agreement (the “Bitome Purchase Agreement”), dated as of June 1, 2022, by and between Bitome, Inc. (“Bitome”) and Ginkgo Bioworks, Inc. granted registration rights to the former holders of certain convertible promissory notes (originally issued by Bitome), which were repaid in connection with the closing of the transactions contemplated by the Bitome Purchase Agreement through the issuance of Ginkgo Class A common stock to such noteholders. The Note Payoff Agreements required Ginkgo to register the shares issued thereunder within six (6) months after June 1, 2022. Such registration of shares of Ginkgo Class A common stock enabled the applicable Ginkgo stockholders to resell such shares without restriction under the Securities Act as the applicable registration statement has been declared effective.

The Asset Purchase Agreement (the “Metabiota Purchase Agreement” and, together with the FGen Purchase Agreement and the Bitome Purchase Agreement, the “Purchase Agreements”), dated as of August 11, 2022, by and among Concentric by Ginkgo, LLC, Baktus, Inc. (“Baktus”) and Metabiota, Inc. (“Metabiota”) granted registration rights to certain Ginkgo stockholders. The Metabiota Purchase Agreement required that Ginkgo stockholders, subject to certain conditions and limitations, register for resale securities held by such stockholders. The registration of shares of Ginkgo Class A common stock pursuant to the exercise of these registration rights enabled the applicable Ginkgo stockholders to resell such shares without restriction under the Securities Act as the applicable registration statement has been declared effective.

Other Rights

The Charter and the Bylaws do not provide for any preemptive or subscription rights with respect to the Common Stock, and there are no redemption or sinking fund provisions applicable to the Common Stock. All the outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

Preferred Stock

The Charter authorizes the Ginkgo Board, to the fullest extent permitted by applicable law, to issue up to an aggregate of 200,000,000 shares of Ginkgo preferred stock in one or more series from time to time by resolution, without further action by Ginkgo’s stockholders, and to fix the powers (which may include full, limited or no voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series (which rights may be greater than the rights of any or all of the classes of Common Stock) and any qualifications, limitations or restrictions thereof. The issuance of Ginkgo preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are currently outstanding, and there is no present plan to issue any shares of preferred stock.

Other Constituencies

In acknowledgment of our goal of serving all of our stakeholders over the long term, the Charter provides that, in addition to any other considerations which the Ginkgo Board, any committee thereof, or any individual director lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to our stockholders, our board of directors, any committee thereof, or any individual director may, in his, her, or its discretion, consider the long-term as well as the short-term interests of Ginkgo, taking into account and considering, as deemed appropriate, the effects of such action on our (a) stockholders and (b) other stakeholders, including our workforce, customers, suppliers, academic researchers, governments and communities, in the case of (b), as may be identified or revised by the Ginkgo Board from time to time. The Charter also provides that nothing in the Charter or any other governing document, policy, or guideline adopted by us will (i) create any duty owed by any director to any person or entity to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration thereof or (ii) other than as vested in our stockholders to the extent provided under applicable law, be construed as creating any rights against any director or us. These constituency provisions grant discretionary authority only to the extent consistent with and permitted by law, and do not confer third-party beneficiary status on any person or entity.

Election, Appointment and Removal of Directors

Until the time at which the outstanding shares of Class B common stock cease to represent at least 2% of all of the outstanding shares of Common Stock, the holders of Class B common stock, voting separately as a class, will be entitled to nominate and elect a number of directors equal to 25% (rounded up to the nearest whole number) of the total number of directors constituting the Ginkgo Board (each such director, a “Class B Director”). All other directors of Ginkgo will be elected by the holders of Class A common stock and Class B common stock, voting together as a single class.

The total number of directors constituting the Ginkgo Board will be fixed from time to time by Ginkgo’s Board, but will be subject to adjustment to ensure that the total number of directors that the holders of Class B common stock are entitled to nominate and elect is at least 25% of the total number of directors constituting the Ginkgo Board.

The Charter provides that any Class B Director may be removed from office (a) with cause, only by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of Class B common stock and (b) without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, voting together as a single class. Any director of Ginkgo other than a Class B Director may be removed from office, with or without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, voting together as a single class.

The Charter provides that vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the Ginkgo Board, may be filled only by the Ginkgo Board. Vacancies with respect to any Class B Director may be filled only by the remaining Class B Directors.

Committees of the Board of Directors

The Ginkgo Board has established, and will maintain, an audit committee, a nominating and corporate governance committee and a compensation committee, and may establish such other committees as it determines from time to time. For so long as any Founder serving as a director of Ginkgo holds shares of Class B common stock, such director will not be permitted to serve as a member of the compensation committee of the Ginkgo Board. Subject to applicable requirements of the securities exchange on which equity securities of Ginkgo are then listed for trading, at any time that any Class B Director is serving as a director of Ginkgo, each committee (other than the compensation committee) of the Ginkgo Board must include at least one Class B Director unless a majority of the Class B Directors then serving approve the formation and composition of such committee.

Action by the Ginkgo Board of Directors to Terminate a Founder

Ginkgo may not terminate the employment of any Founder for cause, or materially and adversely reduce the responsibilities, title or position of such Founder for cause, without the prior written consent of such Founder, or make any determination that an event has occurred with respect to such Founder that constitutes “cause” (as that term or any similar concept may be defined or used in any agreement relating to the employment of such Founder by Ginkgo or any of its subsidiaries or any policy of Ginkgo or any of its subsidiaries applicable to the employment of such Founder), unless such termination, reduction or determination has been approved by at least 75% of the directors of Ginkgo then in office.

Ginkgo may not terminate the employment of any Founder other than for cause, or materially and adversely reduce the responsibilities, title or position of such Founder other than for cause, without the prior written consent of such Founder, unless such termination or reduction has been approved by at least 75% of the directors of Ginkgo then in office and, if any Founder who is not the subject of the action requiring such approval is then serving as a director of Ginkgo, at least one director of Ginkgo who is a Founder.

Anti-Takeover Effects of the Charter and the Bylaws

The Charter and Bylaws contain certain provisions that may delay, discourage or impede efforts by another person or entity to acquire control of Ginkgo. We believe that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons or entities seeking to acquire control of us to first negotiate with the Ginkgo Board, which we believe may result in improvement of the terms of any such acquisition in favor of Ginkgo’s stockholders. However, these provisions also give the Ginkgo Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the securities exchange on which Ginkgo’s equity securities are then listed for trading. These additional shares of capital stock may be used for a variety of corporate purposes, including growth acquisitions, corporate finance transactions, and issuances under our Equity Incentive Plan and our Employee Stock Purchase Plan. The existence of authorized but unissued and unreserved capital stock could discourage or impede an attempt to obtain control of Ginkgo by means of a proxy contest, tender offer, merger, or otherwise.

Amendment of Certificate of Incorporation or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

The Charter provides that certain provisions thereof may be adopted, amended, altered or repealed only upon the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of capital stock of Ginkgo. Such provisions include those relating to (i) stockholder action by written consent, (ii) special meetings of stockholders, (iii) the Ginkgo Board (including the election, appointment and removal of directors), (iv) termination of the employment of any Founder, material and adverse reduction of the responsibilities, title or position of any Founder without the prior written consent of such Founder, or determination that an event has occurred with respect to any Founder that constitutes “cause”, (v) limitation of the personal liability of Ginkgo’s directors, and (vi) Ginkgo’s waiver of the corporate opportunity doctrine.

The Charter provides that Ginkgo’s Bylaws may be adopted, amended, altered or repealed by the Ginkgo Board or by the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of capital stock of Ginkgo (or, if the Ginkgo Board has recommended that stockholders approve such modification to Ginkgo’s Bylaws, the affirmative vote of a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo).

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes of control of Ginkgo or its management such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Ginkgo Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of Ginkgo and to reduce Ginkgo’s vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Ginkgo’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Multi-Class Structure

As described above, the Charter provides for a multi-class stock structure, which gives Ginkgo’s directors and employees (including the Founders) and certain of their affiliated entities and trusts, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, significant influence over all matters requiring stockholder approval, including the election of Ginkgo’s directors and significant corporate transactions, such as a merger or other sale of Ginkgo or all or substantially all of its assets.

No Cumulative Voting for Directors

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Charter does not provide for cumulative voting. As a result, the holders of shares of Common Stock representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo will be able to elect all of the directors (other than the Class B Directors) then standing for election.

Vacancies on the Ginkgo Board

The Charter authorizes only the Ginkgo Board to fill vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the Ginkgo Board. In addition, the total number of directors constituting the Ginkgo Board is permitted to be changed only by the Ginkgo Board, subject to the requirement that at least 25% of the total number of Ginkgo’s directors be Class B Directors (for so long as the outstanding shares of Class B common stock continue to represent at least 2% of all the outstanding shares of Common Stock). These provisions could prevent a stockholder from increasing the total number of Ginkgo’s directors and then gaining control of the Ginkgo Board.

Requirements to Terminate Employment of Founders

The Charter requires that any termination by Ginkgo of the employment of any Founder other than for cause, or material and adverse reduction of the responsibilities, title or position of such of such Founder other than for cause without the prior written consent of such Founder, be approved by at least 75% of the directors of Ginkgo then in office and, if any Founder who is not the subject of the action requiring such approval is then serving as a director of Ginkgo, at least one director of Ginkgo who is a Founder. This provision, together with the right of the holders of Class B common stock to nominate and elect 25% of the Ginkgo Board, could make it more difficult for a stockholder that gains control of the Ginkgo Board to effect changes in Ginkgo’s management.

Special Meetings of Stockholders, Action by Written Consent, and Advance Notice Requirements for Stockholder Proposals

Special Meetings of Stockholders

The Charter permits special meetings of Ginkgo’s stockholders to be called only by the Ginkgo Board, the chairman of the Ginkgo Board, Ginkgo’s chief executive officer or president, or, at any time that the holders of Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo. These provisions might delay the ability of Ginkgo’s stockholders to force consideration of a proposal or to take any action, including with respect to the removal of any of Ginkgo’s directors from office.

Stockholder Action by Written Consent

The Charter provides that Ginkgo’s stockholders may act by written consent only if (a) the action to be taken or effected has been approved by the affirmative vote of all of the directors of Ginkgo then serving or (b) the holders of Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo. As a result, if the holders of Class B common stock were to cease to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of Ginkgo, Ginkgo’s stockholders would not be able to take action by written consent on any matter and would only be able to take action at an annual or special meeting of stockholders, unless the Ginkgo Board had unanimously approved the action to be taken or effected.

Advance Notice Requirement for Stockholder Proposals and Director Nominations

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Ginkgo Board. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a stockholder will have to comply with certain advance notice requirements and provide Ginkgo with certain information. Stockholders at an annual meeting will only be permitted to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Ginkgo Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and has delivered a timely notice, in the form and manner specified in the Bylaws, of such stockholder’s intention to bring such business before the meeting. These provisions might preclude Ginkgo’s stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for election to the Ginkgo Board, or might discourage or impede an attempt by a potential acquirer of Ginkgo to conduct a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise obtain control of Ginkgo.

Business Combinations

Ginkgo has elected not to be subject to Section 203 of the DGCL. Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Ginkgo’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Because Ginkgo has opted out of Section 203 of the DGCL in the Charter, Section 203 of the DGCL will not apply to Ginkgo.

Warrants

Ginkgo Warrants

At the effective time of the Merger, each warrant to purchase shares of Old Ginkgo capital stock (each, a “Old Ginkgo Warrant”) that was outstanding and unexercised immediately prior to the effective time of the Merger (after giving effect to the Company recapitalization, pursuant to which each Old Ginkgo Warrant to purchase shares of Old Ginkgo preferred stock became an Old Ginkgo Warrant to purchase shares of Old Ginkgo Class A common stock), other than such Old Ginkgo Warrants that were automatically exercised in full in accordance with their terms by virtue of the occurrence of the Merger immediately prior to the effective time of the Merger, were assumed by Ginkgo and converted into a warrant to purchase shares of Class A common stock on the same terms and subject to the same conditions (including as to vesting and exercisability) as were in effect with respect to such Old Ginkgo Warrant immediately prior to the effective time, with appropriate adjustments to the number of shares of Class A common stock underlying such warrant and the exercise price applicable thereto to account for the Merger.

SRNG Warrants

At the effective time of the Domestication, each warrant to purchase SRNG ordinary shares (each, a “SRNG Warrant”) that was issued and outstanding immediately prior to the effective time of the Domestication and not terminated pursuant to its terms was converted into a warrant to purchase shares of Common Stock on the same terms and conditions (including as to vesting and exercisability) as were in effect with respect to such SRNG Warrant immediately prior to the effective time.

As of June 30, 2022, there are currently outstanding an aggregate of 51,824,895 warrants to acquire Class A common stock, which comprise 17,325,000 private placement warrants held by the Sponsor (the “Private Placement Warrants”) and 34,499,895 public warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”).

Public Warrants

As of June 30, 2022, there were an aggregate of 34,499,895 Public Warrants outstanding, which entitle the holder to acquire Class A common stock. Each whole Public Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the Closing Date, provided that Ginkgo has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to such Class A common stock is available (or Ginkgo permits holder to exercise their respective warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a holder may exercise its Public Warrants only for a whole number of shares of Class A common stock. This means only a whole Public Warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless holder has at least five units, such holder will not be able to receive or trade a whole warrant. The Public Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Warrants for Cash

Once the Warrants become exercisable, Ginkgo may call the Warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before Ginkgo sends the notice of redemption to the warrant holders.

Ginkgo may exercise its redemption right even if Ginkgo is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Ginkgo has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Ginkgo issues a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise

If Ginkgo calls the Warrants for redemption as described above, Ginkgo’s management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” Ginkgo’s management will consider, among other factors, Ginkgo’s cash position, the number of Warrants that are outstanding and the dilutive effect on Ginkgo’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of its Warrants. If Ginkgo Management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Ginkgo Management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

Ginkgo believes this feature is an attractive option to Ginkgo if Ginkgo does not need the cash from the exercise of the Warrants. If Ginkgo calls the Warrants for redemption and Ginkgo’s management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify Ginkgo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a share capitalization payable in shares of Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Ginkgo, at any time while the Warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding share of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of Ginkgo with or into another corporation (other than a consolidation or merger in which Ginkgo is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Ginkgo as an entirety or substantially as an entirety in connection with which Ginkgo is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Ginkgo. In connection with the Merger, Continental Stock Transfer & Trust Company assigned the warrant agreement to Computershare Trust Company, N.A. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any defective provision, or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Warrants and the warrant agreement set forth herein, (ii) adjusting the provisions relating to cash dividends on Class A common stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 50% of the then outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, a majority of the then outstanding Private Placement Warrants. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Ginkgo, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive Class A common stock. After the issuance of Ginkgo Class A common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) became transferable, assignable or salable on October 16, 2021 but are not redeemable by Ginkgo for cash so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.

The initial purchasers of the Private Placement Warrants, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described in this section, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold in the IPO, including that they may be redeemed for shares of Class A common stock. If the Private Placement Warrants are held by holders other than the Sponsor or their permitted transferees, the Private Placement Warrants will be redeemable by Ginkgo and exercisable by the holders on the same basis as the Public Warrants included in the units that were sold in the IPO.

Exclusive Forum

The Bylaws provide that, unless Ginkgo otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have subject matter jurisdiction, another state or federal court located within the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on behalf of Ginkgo, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Ginkgo to Ginkgo or any of Ginkgo’s stockholders, or any claim for aiding and abetting such an alleged breach, (c) any action governed by the “internal affairs doctrine” or arising pursuant to any provision of Ginkgo’s Charter or Bylaws, or to interpret, apply, enforce or determine the validity of Ginkgo’s Charter or Bylaws, or (d) any action asserting a claim against Ginkgo or any current or former director, officer, employee, agent or stockholder of Ginkgo (i) arising pursuant to any provision of the DGCL or (ii) as to which the DGCL confers jurisdiction on the Chancery Court. The foregoing will not apply, however, to any action, claim or proceeding as to which the Chancery Court (or, if applicable, another state or federal court located within the State of Delaware) determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination).

Notwithstanding the foregoing, unless Ginkgo otherwise consents in writing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, claim or proceeding arising under the Securities Act of 1933, as amended.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of Ginkgo’s directors for damages for any breach of fiduciary duty as a director.

The Bylaws provide that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), Ginkgo must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Ginkgo or, while serving as a director or officer of Ginkgo, is or was serving at the request of Ginkgo as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity. Ginkgo also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Ginkgo’s directors, officers, and certain employees for some liabilities. Ginkgo believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Charter and the Bylaws may discourage stockholders from bringing lawsuits against Ginkgo’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Ginkgo’s directors and officers, even though such an action, if successful, might otherwise benefit Ginkgo and its stockholders. In addition, your investment in Ginkgo may be adversely affected to the extent that Ginkgo pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Ginkgo’s directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

The Charter provides for the renouncement by Ginkgo of any interest or expectancy of Ginkgo in, or being offered an opportunity to participate, in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into the possession of, any director of Ginkgo who is not an employee of Ginkgo or any of its subsidiaries, unless such matter, transaction, or interest is presented to, or acquired, created, or developed by, or otherwise comes into the possession of, that director first in that director’s capacity as a director of Ginkgo.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Ginkgo’s stockholders will have appraisal rights in connection with a merger or consolidation of Ginkgo. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Ginkgo’s stockholders may bring an action in Ginkgo’s name to procure a judgment in Ginkgo’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Ginkgo’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Computershare Trust Company, N.A. is the transfer agent for Class A common stock and the warrant agent for the Warrants.

Listing of Class A common stock and Ginkgo Warrants

The Class A common stock and the Public Warrants are listed on the NYSE under the symbols “DNA” and “DNA.WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Ginkgo at the time of, or at any time during the three months preceding, a sale and (ii) Ginkgo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A common stock or Warrants for at least six months but who are affiliates of Ginkgo at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Class A common stock then outstanding; or

•	the average weekly reported trading volume of Ginkgo’s Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Ginkgo under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about Ginkgo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business- combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, SRNG’s initial shareholders had the ability to sell their founder shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after the Closing Date.

Ginkgo is no longer a shell company, and so, now that the conditions listed above are satisfied, Rule 144 is available for the resale of the above-noted restricted securities.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 77,500,000 shares of Class A common stock. The Selling Stockholders may from time to time offer and sell any or all of the Class A common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Class A common stock other than through a public sale.

The following table sets forth the names of the Selling Stockholders, the aggregate number of shares of Class A common stock held by each Selling Stockholder immediately prior to the sale of shares of Class A common stock in this offering, the number of shares of Class A common stock that may be sold by each Selling Stockholder under this prospectus and the number of shares of Class A common stock that each Selling Stockholder will beneficially own after this offering. For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering and made no other purchases, sales or conversions of our Class A common stock since September 16, 2021.

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to this Offering(1)				% of Total Voting Power Before this Offering(2)	Number of Shares of Class A Common Stock Being Offered(3)	Shares Beneficially Owned After this Offering				% of Total Voting Power After this Offering(2)
	Class A		Class B				Class A		Class B
	Shares	%	Shares	%			Shares	%	Shares	%
Baillie Gifford & Co.(4)	89,462,613	6.4%	—	—	1.2%	10,300,000	79,162,613	5.3%	—	—	1.6%
Eagle Equity Partners III-G LLC(5)	7,500,000	*	—	—	*	7,500,000	—	—	—	—	—
Funds associated with Putnam Investment Management, LLC(6)	7,662,460	*	—	—	*	7,500,000	162,460	*	—	—	*
Entities associated with Morgan Stanley Investment Management Inc.(7)	7,000,000	*	—	—	*	7,000,000	—	—	—	—	—
Entities associated with Franklin Advisers, Inc.(8)	4,300,000	*	—	—	*	4,300,000	—	—	—	—	—
Entities associated with Bain Capital Public Equity(9)	3,826,361	*	—	—	*	3,700,000	126,361	*	—	—	*
Casdin Partners Master Fund, L.P.(10)	7,705,070	*	—	—	*	3,000,000	4,705,070	*	—	—	*
Entities associated with ArrowMark Colorado Holdings LLC(11)	3,000,000	*	—	—	*	3,000,000	—	—	—	—	—
Cascade Investment, L.L.C.(12)	151,800,304	10.8%	—	—	2.0%	3,000,000	148,800,304	9.9%	—	—	3.0%
Viking Global Opportunities Illiquid Investment(13)	338,907,570	24.1%	—	—	4.5%	2,000,000	336,907,570	22.5%	—	—	6.6%

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to this Offering(1)				% of Total Voting Power Before this Offering(2)	Number of Shares of Class A Common Stock Being Offered(3)	Shares Beneficially Owned After this Offering				% of Total Voting Power After this Offering(2)
	Class A		Class B				Class A		Class B
	Shares	%	Shares	%			Shares	%	Shares	%
Entities associated with Millennium Management LLC(14)	6,921,303	*	—	—	*	2,000,000	4,921,303	*	—	—	*
Chescaplq LLC(15)	2,401,126	*	—	—	*	2,000,000	401,126	*	—	—	*
Owl Rock Technology Finance Corp.(16)	1,750,000	*	—	—	*	1,750,000	—	—	—	—	—
Bernardo Gomez Martinez(17)	1,500,000	*	—	—	*	1,500,000	—	—	—	—	—
ARK PIPE Fund I LLC(18)	1,500,000	*	—	—	*	1,500,000	—	—	—	—	—
Certain funds and accounts advised or subadvised by T. Rowe Price Associates, Inc.(19)	20,047,530	1.4%	—	—	*	1,500,000	18,547,530	1.2%	—	—	*
WCH Fund I, LP(20)	1,500,000	*	—	—	*	1,500,000	—	—	—	—	—
SHP 18 LLC(21)	1,500,000	*	—	—	*	1,500,000	—	—	—	—	—
40 North Latitude Master Fund Ltd.(22)	1,500,000	*	—	—	*	1,500,000	—	—	—	—	—
Funds managed by Diameter Capital Partners LP(23)	1,572,500	*	—	—	*	1,500,000	72,500	*	—	—	*
Funds and accounts managed by Nicholas Investment Partners, LP(24)	1,500,000	*	—	—	*	1,500,000	—	—	—	—	—
Generative Aspen Fund LP(25)	1,500,000	*	—	—	*	1,500,000	—	—	—	—	—
Entities associated with Stockbridge Associates LLC(26)	800,000	*	—	—	*	800,000	—	—	—	—	—
Entities affiliated with Pura Vida Investments, LLC(27)	1,013,232	*	—	—	*	750,000	263,232	*	—	—	*
Antara Capital Total Return SPAC Master Fund LP(28)	750,000	*	—	—	*	700,000	50,000	*	—	—	*
Senator Global Opportunity Master Fund LP(29)	80,118,815	5.7%	—	—	1.1%	700,000	79,418,815	5.3%	—	—	1.6%
Four Cities Biotech LLC(30)	600,000	*	—	—	*	600,000	—	—	—	—	—
Citadel CEMF Investments Ltd.(31)	500,000	*	—	—	*	500,000	—	—	—	—	—
Xantium Partners L.P.(32)	500,000	*	—	—	*	500,000	—	—	—	—	—
Entities associated with Highline Capital Management LP(33)	500,000	*	—	—	*	500,000	—	—	—	—	—
K3 Auklet Capital VI Limited(34)	500,000	*	—	—	*	500,000	—	—	—	—	—

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to this Offering(1)				% of Total Voting Power Before this Offering(2)	Number of Shares of Class A Common Stock Being Offered(3)	Shares Beneficially Owned After this Offering				% of Total Voting Power After this Offering(2)
	Class A		Class B				Class A		Class B
	Shares	%	Shares	%			Shares	%	Shares	%
Ditch Plains Private Investments LP(35)	300,000	*	—	—	*	300,000	—	—	—	—	—
General Atlantic (GK), L.P.(36)	114,836,660	8.2%	—	—	1.5%	250,000	114,586,660	7.7%	—	—	2.3%
InvestX DSF Holdings XVI LLC(37)	230,000	*	—	—	*	230,000	—	—	—	—	—
The Speyer Family andrelated entities(38)	200,000	*	—	—	*	200,000	—	—	—	—	—
Lord Abbett & Co. LLC(39)	200,000	*	—	—	*	200,000	—	—	—	—	—
Michael Gorenstein(40)	100,000	*	—	—	*	100,000	—	—	—	—	—
Rachel Adler 2020 Gift Trust, Jason Adler, Trustee(41)	100,000	*	—	—	*	100,000	—	—	—	—	—
Paul Galiano(42)	20,000	*	—	—	*	20,000	—	—	—	—	—

*	Less than 1%.
(1)

The percentage of beneficial ownership prior to the offering is calculated based on 1,973,172,728 outstanding shares of Ginkgo common stock as of September 16, 2021. The percentage of beneficial ownership after this offering is calculated based on 1,496,832,817 shares of Ginkgo common stock as of August 8, 2022. The calculation of percentage of beneficial ownership prior to and after this offering excludes shares of Ginkgo issuable upon exercise of public warrants and private placement warrants. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)

Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. The holders of Class B common stock are entitled to ten votes per share, and holders of Class A common stock are entitled to one vote per share.

(3)	The amounts set forth in this column are the numbers of shares of Class A common stock that may be offered by each selling stockholder using this Registration Statement.
(4)

Includes (i) 10,000,000 PIPE Shares held by Scottish Mortgage Investment plc, (ii) 300,000 PIPE Shares held by Baillie Gifford US Growth Trust plc and (iii) 79,162,613 Class A common stock received in the Business Combination including 8,481,468 Earn-out Consideration shares. Baillie Gifford & Co. has been appointed to act for and on behalf of Scottish Mortgage Investment Trust plc and Baillie Gifford US Growth Trust plc as its investment manager with full voting and investment power. The address of this selling stockholder is c/o Baillie Gifford, Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.

(5)

This selling stockholder’s sole managing member is Eli Baker who is the President, Chief Financial Officer, Secretary and Director of SRNG. The address of the selling stockholder is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067.

(6)

Includes (i) 904,307 PIPE Shares held by Putnam Variable Trust—Putnam VT Sustainable Leaders Fund, (ii) 42,063 PIPE Shares held by Putnam Variable Trust—Putnam VT Sustainable Future Fund and 11,260 Class A common stock held by Putnam Variable Trust—Putnam VT Sustainable Future Fund, (iii) 48,100 PIPE Shares held by Putnam Investment Funds—Putnam Research Fund, (iv) 15,600 PIPE Shares held by Putnam Variable Trust—Putnam VT George Putnam Balanced Fund, (v) 560,939 PIPE Shares held by Putnam Investment Funds—Putnam Sustainable Future Fund and 151,200 Ginkgo Class A common stock held by Putnam Investment Funds—Putnam Sustainable Future Fund, (vi) 5,802,091 PIPE Shares held by Putnam Sustainable Leaders Fund, (vii) 120,600 PIPE Shares held by George Putnam Balanced Fund and (viii) 6,300 PIPE Shares held by Putnam Variable Trust—Putnam VT Research Fund. These entities are mutual funds registered with the SEC under the Investment Company Act, as amended, whose accounts are managed by Putnam Investment Management, LLC (“PIM”), including sole dispositive power over the shares. The board of trustees of each entity has sole voting power over the shares held by the entities. PIM is owned through a series of holding companies by Great-West Lifeco Inc., a publicly traded company whose shares are listed on the Toronto Stock Exchange. The address of these entities is 100 Federal Street, Boston, MA 02110.
(7)

Includes (i) 102,054 PIPE Shares held by Master Trust for Defined Contribution Plans of American Airlines, Inc. and Affiliates; (ii) 255,562 PIPE Shares held by Growth Trust; (iii) 25,323 PIPE Shares held by Kinsted Global Equity Pool; (iv) 2,742 PIPE Shares held by Morgan Stanley Investment Funds—Counterpoint Global Fund; (v) 244,067 PIPE Shares held by Morgan Stanley Investment Funds—Global Endurance Fund; (vi) 1,746,291 PIPE Shares held by Morgan Stanley Investment Funds—US Growth Fund, (vii) 262,683 PIPE Shares held by Morgan Stanley Variable Insurance Fund, Inc.—Growth Portfolio; (viii) 5,870 PIPE Shares held by Morgan Stanley Institutional Fund, Inc.—Counterpoint Global Portfolio; (ix) 103,832 PIPE Shares held by Morgan Stanley Institutional Fund, Inc.—Global Endurance Portfolio and (x) 4,251,576 PIPE Shares held by Morgan Stanley Institutional Fund, Inc.—Growth Portfolio. Morgan Stanley Investment Management Inc. is the adviser of each of Master Trust for Defined Contribution Plans of American Airlines, Inc. and Affiliates, Growth Trust, Kinsted Global Equity Pool, Morgan Stanley Investment Funds—Counterpoint Global Fund, Morgan Stanley Investment Funds—Global Endurance Fund, Morgan Stanley Investment Funds—US Growth Fund, Morgan Stanley Variable Insurance Fund, Inc.—Growth Portfolio, Morgan Stanley Institutional Fund, Inc.—Counterpoint Global Portfolio, Morgan Stanley Institutional Fund, Inc.—Global Endurance Portfolio and Morgan Stanley Institutional Fund, Inc.—Growth Portfolio (collectively, the “MS Funds”) and holds voting and dispositive power with respect to shares of record held by each of the MS Funds. The address of each of the MS Funds is 522 Fifth Avenue, New York, NY 10036.

(8)

Includes (i) 1,500,000 PIPE Shares held by Franklin Strategic Series—Franklin Growth Opportunities Fund, (ii) 271,200 PIPE Shares held by Franklin Strategic Series—Franklin Small-Mid Cap Growth Fund, (iii) 310,200 PIPE Shares held by Franklin Templeton Investment Funds—Franklin Biotechnology Discovery Fund; (iv) 28,800 PIPE Shares held by Franklin Templeton Variable Insurance Products Trust—Franklin Small-Mid Cap Growth VIP Fund; (v) 2,000,000 PIPE Shares held by Franklin Custodian Funds—Franklin Growth Fund; and (vi) 189,800 PIPE Shares held by Franklin Strategic Series—Franklin Biotechnology Discovery Fund. Franklin Advisers, Inc. (“FAV”) is the investment manager of these entities, and exercises investment discretion and voting discretion. Franklin Resources, Inc., a publicly traded company, is the parent company of FAV.

(9)

Includes (i) 2,072,000 PIPE Shares held by Bain Capital Public Equity Global Long Equity Fund, L.P. (“Global Long”), (ii) 1,628,000 PIPE Shares held by Brookside Capital Trading Fund, L.P. (“Brookside”), (iii) 101,089 public warrants held by Bain Capital Public Equity Global Long Equity Fund, L.P. Global Long and (iv) 25,272 public warrants held by Brookside Capital Trading Fund, L.P. Voting and investment decisions on behalf of Brookside are made by the members of Bain Capital Public Equity Management II, LLC (“BC Public Equity Management II”), which has sole authority and discretion over the investment decisions of Bain Capital Public Equity Management, LLC, which is the general partner of Brookside Capital Investors, L.P., which is the general partner of Brookside. Voting and investment decisions on behalf of Global Long are made by the members numbers of BC Public Equity Management II, which is the general partner of Bain Capital Public Equity Global Long Equity General Partner, LLC, which is the general partner of Global Long. The address of these entities is 200 299 Clarendon Street, Boston, MA 02116.

(10)

Includes (i) 3,000,000 PIPE Shares held by Casdin Partners Master Fund, L.P and (ii) 4,705,070 shares of Class A common stock received in the Business Combination including 504,100 Earn-out Consideration shares. The shares reflected as beneficially owned by Casdin Partners Master Fund, LP in the above, are owned directly by Casdin Partners Master Fund, LP and may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to Casdin Partners Master Fund, LP, (ii) Casdin Partners GP, LLC, the general partner of Casdin Partners Master Fund LP, and (iii) Eli Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. Each of Casdin Capital, LLC, Casdin Partners GP, LLC and Eli Casdin disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address of this selling stockholder is 1350 Avenue of the Americas, Suite 2600, New York, NY 10019.

(11)

Includes (i) 2,200,000 PIPE Shares held by Meridian Growth Fund, (ii) 100,000 PIPE Shares held by Meridan Enhanced Equity Fund and (iii) 700,000 PIPE Shares held by ArrowMark Fundamental Opportunity Fund, L.P. ArrowMark Colorado Holdings LLC is the investment manager for these entities. The address of these entities is 100 Fillmore Street, Suite 325, Denver, CO 80206.

(12)

Includes (i) 3,000,000 PIPE Shares held by Cascade Investment, L.L.C. and (ii) 148,800,304 shares of Class A common stock received in the Business Combination including 15,942,437 Earn-out Consideration shares. The shares of Class A common stock held by the selling stockholder may be deemed to be beneficially owned by William H. Gates III as the sole member of the selling stockholder. The address of this selling stockholder is 2365 Carillon Point, Kirkland, WA 98033.

(13)

Includes, as of September 16, 2021, (i) 2,000,000 PIPE Shares held by Viking Global Opportunities Illiquid Investments Sub Master LP (the “Opportunities Fund”) and (ii) 336,907,570 shares of Class A common stock received in the

Business Combination including 36,096,214 Earn-out Consideration shares held by the Opportunities Fund. For avoidance of doubt, we have assumed for purposes of this filing that the Selling Stockholders have made no other purchases, sales or conversions of our Class A common stock or Private Placement Warrants, including conversions of our Class A common stock into shares of Class C common stock, since September 16, 2021. The Opportunities Fund has the authority to dispose of and vote the Class A common stock that will be directly owned by it, which power may be exercised by its general partner, Viking Global Opportunities Portfolio GP LLC (“Opportunities GP”), and by Viking Global Investors LP (“VGI”), which provides managerial services to Opportunities Fund. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as executive committee members of Viking Global Partners LLC (the general partner of VGI) and Viking Global Opportunities GP LLC, the sole member of Opportunities GP, have shared authority to direct the voting and disposition of investments beneficially owned by VGI, Opportunities GP and the Opportunities Fund. The address for each of the entities is c/o Viking Global Investors LP, is 55 Railroad Avenue, Greenwich, CT 06830.
(14)

Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), beneficially owns 3,577,927 shares of Ginkgo Class A common stock, consisting of: (i) 500,000 PIPE Shares (ii) an additional 2,035,904 shares of Class A common stock, (iii) 553,200 of units (consisting 553,200 shares of the Class A common stock and 110,640 shares of Class A common stock issuable upon exercise of certain public warrants) and (iv) 378,183 shares of Class A common stock issuable upon exercise of certain public warrants); (b) ICS Opportunities, Ltd. (“ICS Opportunities”), beneficially owns 3,263,255 shares of Class A common stock consisting of: (i) 1,500,000 PIPE Shares, (ii) an additional 1,423,255 shares of Class A common stock and (iii) 340,000 shares of Class A common stock issuable upon exercise of certain public warrants); and (c) ICS Opportunities II LLC (“ICS Opportunities II”), beneficially owns 80,121 shares of Class A common stock consisting of: (i) 69,321 shares of Class A common stock and (ii) 9,000 of SRNG’s units (consisting 9,000 shares of Class A common stock and 1,800 shares of Class A common stock issuable upon exercise of certain warrants). ICS Opportunities II is an affiliate of Integrated Core Strategies and ICS Opportunities. Millennium International Management LP (“Millennium International Management”), is the investment manager to ICS Opportunities and ICS Opportunities II and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and ICS Opportunities II and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Group Management LLC (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, ICS Opportunities or ICS Opportunities II, as the case may be. The address for these entities is 399 Park Avenue, New York, NY 10022.

(15)

Includes 2,000,000 PIPE Shares, 317,605 shares of Class A common stock, and 83,521 public warrants. Traci Lerner has voting and dispositive power over the shares. The address of this selling stockholder is 2800 Quarry Lake Drive, Suite 300, Baltimore, MD 21209.

(16)

The beneficial owner of this selling stockholder is Owl Rock Technology Finance Corp., which is advised by Owl Technology Advisors LLC pursuant to an investment advisory agreement. The address of this selling stockholder is 399 Park Avenue, 38th Floor, New York, NY 10022

(17)	The address of this stockholder is Paseo de la Reforma 760, Lomas de Chapultepec, 11000 CDMX, Mexico.
(18)	The address of this stockholder is 3 East 28th Street, 7th Floor, New York, NY 10016.
(19)

Includes (i) 774,404 PIPE Shares held by T. Rowe Price New Horizons Fund, Inc., (ii) 99,958 PIPE Shares held by T. Rowe Price New Horizons Trust, (iii) 4,511 PIPE Shares held by T. Rowe Price U.S. Equities Trust, (iv) 3,025 PIPE Shares held by MassMutual Select Funds—MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund, (v) 547,946 PIPE Shares held by T. Rowe Price Health Sciences Fund, Inc., (vi) 45,641 PIPE Shares held by TD Mutual Funds—TD Health Sciences Fund, (vii) 24,515 PIPE Shares held by T. Rowe Price Health Sciences Portfolio., (viii) an aggregate of 18,547,530 shares of Class A common stock received from the Business Combination including an aggregate of 1,987,179 Earn-out Consideration shares held by funds and accounts advised or subadvised by T. Rowe Price Associates, Inc. (“TRPA”). TRPA, as investment adviser, has dispositive authority for the PIPE Shares. For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of these PIPE Shares; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities.

(20)

Willoughby Capital Holdings, LLC is the sole owner of the general partner of the selling stockholder and may share dispositive and voting power over the shares held by the selling stockholder. The address of this selling stockholder is c/o Willoughby Capital Holdings, LLC, 10 Bank Street, Suite 1120, White Plains, NY 10606.

(21)	The address of this selling stockholder is 435 Hudson, 8th Floor, New York, NY 10014.
(22)

40 North Management LLC (“Management Company”) has sole voting power over this selling stockholder. 40 North Latitude Fund LP (“Latitude”) is the sole shareholder of the selling stockholder. 40 North GP III LLC is the general partner of Latitude. David S. Winter and David J. Millstone are the sole Managers of each of the Management Company and the GP, and sole directors of the selling stockholder. The address of this selling stockholder is c/o 40 North Management LLC, 9 West 57th Street, 46th Floor, New York, NY 10019

(23)

Includes (i) 1,350,000 PIPE Shares held by Diameter Master Fund LP (“DMF”), (ii) 150,000 PIPE Shares held by Diameter Dislocation Master Fund LP (“DDF,” together with DMF, the “Funds”) and (iii) 72,500 public warrants held by DDF. Diameter Capital Partners LP (the “Investment Manager”) is the Investment Manager of each of the Funds and therefore has investment and voting power over these shares. Scott Goodwin and Jonathan Lewinsohn, as managing members of the general partner of the Investment Manager, make investment and voting decisions on behalf of the Investment Manager. As a result, the Investment Manager, Mr. Goodwin and Mr. Lewinsohn may be deemed to be the beneficial owners of these shares. Notwithstanding the foregoing, each of Mr. Goodwin and Mr. Lewinsohn disclaim any such beneficial ownership. The address of this selling stockholder is 55 Hudson Yards, 29th Floor, New York, NY 10001.

(24)

Includes (i) 289,641 PIPE Shares held by NicHealth, LP, (ii) 22,174 PIPE Shares held by CAN2 LLC—NicHealth (“CAN 2 LLC”), (iii) 115,065 PIPE Shares held by Robert Wood Johnson Foundation and (iv) 1,073,120 PIPE Shares held by Norges Bank. NicHealth, L.P. is the beneficial owner of its PIPE Shares and has delegated powers and proxy voting to Nicholas Investment Partners, LP, as investment adviser. CAN 2 LLC is the beneficial owner of its PIPE Shares and has delegated powers and proxy voting to Nicholas Investment Partners, LP, as investment adviser. Arthur and Catherine Nicholas own 100% of CAN 2 LLC’s investment in its PIPE Shares. Robert Wood Johnson Foundation is the beneficial owner of its PIPE Shares and has delegated powers and proxy voting to Nicholas Investment Partners, LP, as investment adviser. Norges Bank is the beneficial owner of its PIPE Shares and has delegated powers and proxy voting to Nicholas Investment Partners, LP, as investment adviser. Norges Bank retains voting over its PIPE Shares.

(25)	The address of this selling stockholder is 190 Elgin Avenue, Grand Cayman, KY-1-9008.
(26)

Includes (i) 723,315 PIPE Shares held by Stockbridge Fund, L.P. (“SF”), (ii) 1,976 PIPE Shares held by Stockbridge Absolute Return Fund, L.P. (“SARF”), and (iii) 74,709 PIPE Shares held by Stockbridge Partners LLC (“SP”) in its capacity as the investment manager for an account managed for Yale University. Stockbridge Associates LLC (“SA”) is the general partner of SF and SARF, and SP is the registered investment adviser for SF. Berkshire Partners Holdings LLC (“BPH”) is the general partner of BPSP, L.P. (“BPSP”), which is the managing member of SP. As the managing member of SP, BPSP may be deemed to beneficially own shares of Ginkgo common stock that are beneficially owned by SP. As the general partner of BPSP, BPH may be deemed to beneficially own shares of Ginkgo common stock that are beneficially owned by BPSP. BPH, BPSP, SP, and SA are under common control and may be deemed to be, but do not admit to being, a group for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”). Each of BPH, BPSP, SP, and SA disclaims beneficial ownership of any securities except to the extent of its pecuniary interest therein. The address of these entities is 200 Clarendon Street, Boston, MA 02116.

(27)

Includes (i) 32,250 PIPE Shares, an additional 30,580 shares of Class A common stock, and 2 units held by Sea Hawk Multi-Strategy Master Fund Ltd; (ii) 32,250 PIPE Shares held by Walleye Manager Opportunities LLC; (iii) 48,000 PIPE Shares, an additional 195,356 shares of Class A common stock, and 20,926 units held by Walleye Opportunities Master Fund Ltd (collectively, the “Managed Accounts”); (iv) 180,750 PIPE Shares, an additional 13,322 shares of Class A common stock, and 3,046 warrants for shares of Class A common stock held by Highmark Limited, in respect of its Segregated Account Highmark Long/Short Equity 20 (the “Additional Managed Account”); and (v) 456,750 PIPE Shares held by Pura Vida Master Fund Ltd. (the “PV Fund”). Pura Vida Investments, LLC (“PVI”) serves as the sub-adviser to the Managed Accounts and the investment manager to the Additional Managed Account and the PV Fund. Efrem Kamen serves as the managing member of PVI. By virtue of these relationships, PVI and Efrem Kamen may be deemed to have shared voting and dispositive power with respect to the PIPE Shares held by the Managed Accounts, the Additional Managed Account, and the PV Fund. This report shall not be deemed an admission that PVI and/or Efrem Kamen are beneficial owners of the PIPE Shares for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, or for any other purpose. Each of PVI and Efrem Kamen disclaims beneficial ownership of the PIPE Shares reported herein except to the extent of each PVI’s and Efrem Kamen’s pecuniary interest therein. Based on information provided to us by the Selling Stockholders, each of the Managed Accounts may be deemed to be an affiliate of a broker-dealer. Based on such information, the selling stockholders acquired the PIPE Shares in the ordinary course of business, and at the time of the acquisition of the PIPE Shares, the selling stockholders did not have any agreements or understandings with any person to distribute such PIPE Shares.

(28)

Includes (i) 700,000 PIPE Shares held by Antara Capital Total Return SPAC Master Fund LP and (ii) 50,000 additional shares of Class A common stock. Antara Capital LP, a Delaware limited partnership serves as the investment manager (the “Investment Manager”) to certain funds it manages and designees and may be deemed to have voting and dispositive power with respect to the ordinary shares held by the Antara Funds (defined below). Antara Capital Total Return SPAC Fund GP LLC, a Delaware limited liability company, serves as the general partner of Antara Capital Total Return SPAC Onshore Fund LP and Antara Capital Total Return SPAC Master Fund LP (the “Master Fund”). Antara Capital Total Return SPAC Offshore Fund Ltd (the “Offshore Fund” and together with the Fund and the Master Fund, the “Antara Funds”) is an exempted company incorporated under the laws of the Cayman Islands. Himanshu Gulati is the managing member of Investment Manager and, accordingly, may be deemed to have voting and dispositive power with respect to the shares of Ginkgo common stock held by the Antara Funds. Mr. Gulati disclaims beneficial ownership of the shares held by the Antara Funds except to the extent of any pecuniary interest. The business address of the foregoing persons is 500 5th Avenue, Suite 2320, New York, New York 10110.

(29)

Includes (i) 700,000 PIPE Shares held by Senator Global Opportunity Master Fund LP, (ii) 750,000 additional shares of Class A common stock held by Senator Global Opportunity Master Fund LP and 78,668,815 shares of Class A common stock received in the Business Combination including 8,428,562 Earn-out Consideration shares. Senator Investment Group LP (“Senator”) is investment manager of the shareholder, Senator Global Opportunity Master Fund LP, and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (“Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this shareholder. Mr. Silverman disclaims beneficial ownership of the shares held by the shareholder. The business address of the shareholder is c/o Senator Investment Group LP, 510 Madison Ave, 28th Floor, New York, NY 10022.

(30)	The address of this selling stockholder is 580 Guadalupe Drive, Los Altos, CA 94022.
(31)

Consists of 500,000 PIPE Shares held by this selling stockholder and excludes shares of Class A common stock beneficially owned by entities affiliated with this selling stockholder. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of this selling stockholder. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote and/or shared power to dispose of the securities held by the undersigned selling stockholder. The foregoing shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities other than the securities actually owned by such person (if any). The address of this selling stockholder is c/o Citadel Advisors LLC, 601 Lexington Avenue, New York, NY 10022.

(32)

Tudor Investment Corporation (“TIC”) is the trading advisor to this selling stockholder. Paul Tudor Jones II is the controlling shareholder of TIC. Each of TIC and Mr. Jones may be deemed to beneficially own the securities held by this selling stockholder. The address for this selling stockholder is c/o Tudor Investment Corporation, 200 Elm St., Stamford, CT 06902.

(33)

Includes (i) 373,000 PIPE Shares held by Highline Capital Master LP and (ii) 127,000 PIPE Shares held by Highline B Master Fund LLC. The address of these entities is c/o Highline Capital Management LP, 1 Rockefeller Plaza, 23rd Floor, New York, NY 10020.

(34)

K3 Auklet Capital VI Limited is a company limited by shares incorporated in the British Virgin Islands. Mr. Kuok Meng Xiong, the sole director, may be deemed to have controlling power over K3 Auklet Capital VI Limited to direct the voting and disposition of the stock held by K3 Auklet Capital VI Limited. Mr. Kuok Meng Xiong disclaims beneficial ownership of all stock held by K3 Auklet Capital VI Limited, except to the extent of his pecuniary interest therein. The registered address of K3 Auklet Capital VI Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands.

(35)

The beneficial owners of this selling stockholder are the partners of this selling stockholder who are Mark A. Varricho, Jr. and Elli Ausubel. The address of this selling stockholder is 19 Orchard Street, Manhasset, NY 11030.

(36)

Includes (i) 250,000 PIPE Shares held by General Atlantic (GK), LP and (iii) 114,586,660 shares of Class A common stock received from the Business Combination including 12,276,793 Earn-out Consideration shares. The limited partners that share beneficial ownership of the Class A common stock held by this selling stockholder are the following General Atlantic investment funds: General Atlantic Partners 100, L.P. (“GAP 100”), General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments V, LLC (“GAPCO V”) and GAP Coinvestments CDA, L.P. (“GAPCO CDA”). The general partner of GA GK is General Atlantic (SPV) GP, LLC (“GA SPV”). The general partner of GAP Bermuda EU is General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”). GAP (Bermuda) Limited is the general partner of GenPar Bermuda. The general partner of GAP 100 is General Atlantic GenPar, L.P. (“GA GenPar”) and the general partner of GA GenPar is General Atlantic LLC (“GA LLC”). GA LLC is the managing member of GAPCO III, GAPCO IV and

GAPCO V, the general partner of GAPCO CDA and is the sole member of GA SPV. There are nine members of the management committee of GA LLC and GAP (Bermuda) Limited (the “GA Management Committee”). The members of the GA Management Committee are also the members of the management committee of GAP (Bermuda) Limited. GA GK, GA LLC, GAP (Bermuda) Limited, GA GenPar, GenPar Bermuda, GAP Bermuda EU, GA SPV, GAP 100, GAPCO III, GACO IV, GAPCO V and GAPCO CDA are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Each of the members of the GA Management Committee disclaims ownership of the shares except to the extent that he has a pecuniary interest therein. The address of this selling stockholder is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055.
(37)

The beneficial owners of this stockholder are InvestX Growth-Equity Fund II and InvestX Global Equity LP. The address of this selling stockholder is #650—1090 West Georgia Street, Vancouver, BC V6E 3V7, Canada.

(38)

Includes (i) 71,250 PIPE Shares held by Rosenborg, LLC, (ii) 37,500 PIPE Shares held by Homer Holdings I, LLC, (iii) 71,250 PIPE Shares held by Jerry I. Speyer, and (iv) 20,000 PIPE Shares held by Nest Egg Partners LLC. The beneficial owner of Rosenborg, LLC is Robert J. Speyer. The beneficial owner of Homer Holdings I, LLC is Valerie Peltier. The beneficial owner of Nest Egg Partners LLC is Jerry I. Speyer.

(39)

Includes (i) 173,650 PIPE Shares held by Lord Abbett Research Fund, Inc.—Lord Abbett Growth Opportunities Fund and (ii) 26,350 PIPE Shares held by Lord Abbett Series Fund, Inc.—Growth Opportunities Portfolio. Lord, Abbett & Co. LLC is the duly appointed and authorized investment manager for Lord Abbett Research Fund, Inc.—Lord Abbett Growth Opportunities Fund and Lord Abbett Series Fund, Inc.—Growth Opportunities Portfolio. The address of this selling stockholder is 90 Hudson Street, Jersey City, NJ 07302.

(40)	The address of this selling stockholder is 1 Collins Avenue, Apt. 707, Miami Beach, FL 33139
(41)	The address of this selling stockholder is 521 Amalfi Drive, Pacific Palisades, CA 90272.
(42)	The address of this selling stockholder is 452 Navesink River Road, Red Bank, NJ 07701.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of PIPE Shares. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of PIPE Shares who are initial purchasers of PIPE Shares pursuant to this offering and hold PIPE Shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on the PIPE Shares and any consideration received by a holder in consideration for the sale or other disposition of PIPE Shares will be in U.S. dollars.

This discussion does not address the U.S. federal income tax consequences to the Sponsor or our founders, officers or directors. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	persons that acquired PIPE Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the PIPE Shares;

•	persons holding PIPE Shares as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds PIPE Shares, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding PIPE Shares, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of PIPE Shares.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF PIPE SHARES ACQUIRED PURSUANT TO THIS OFFERING. EACH PROSPECTIVE INVESTOR IN PIPE SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF PIPE SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON- INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of PIPE Shares who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of PIPE Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its PIPE Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of its PIPE Shares and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PIPE Shares” below.

Dividends we pay to a U.S. holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the applicable holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PIPE Shares. Upon a sale or other taxable disposition of PIPE Shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in its PIPE Shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its PIPE Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its PIPE Shares so disposed of. A U.S. holder’s adjusted tax basis in its PIPE Shares generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to distributions paid to a U.S. holder and to the proceeds of the sale or other disposition of PIPE Shares, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of PIPE Shares who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of their PIPE Shares. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of PIPE Shares.

Taxation of Distributions. In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) we make to a Non-U.S. holder of PIPE Shares, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its PIPE Shares and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of its PIPE Shares, which will be treated as described under “Non-U.S. Holders— Gain on Sale, Taxable Exchange or Other Taxable Disposition of PIPE Shares” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non- U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of PIPE Shares” below), we may withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of PIPE Shares. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its PIPE Shares unless:

•

the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. holder’s holding period for its PIPE Shares, except, in the case where shares of our Class A common stock are regularly traded on an established securities market, the Non- U.S. holder has owned, directly or constructively, at all times within the shorter of the five-year period preceding the disposition of its PIPE Shares or such Non-U.S. holder’s holding period for such PIPE Shares, 5% or less of our Class A common stock. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to our Class A common stock and warrants, including how a Non-U.S. holder’s ownership of warrants, if any, impacts the 5% threshold determination with respect to its PIPE Shares. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of its PIPE Shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of PIPE Shares from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a USRPHC immediately after the business combination is completed. However, because our status as a USPRHC depends on the composition our business assets, which may change, no assurance can be provided as to whether we would be treated as a USRPHC in any future year.

Information Reporting and Backup Withholding. Information returns generally will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of PIPE Shares. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on the PIPE Shares to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the PIPE Shares.

PLAN OF DISTRIBUTION

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 77,500,000 shares of Class A common stock, par value $0.0001 per share, which were issued in the Private Placement in connection with, and as part of the consideration for, the Business Combination.

We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Stockholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	distributions to their members, partners or stockholders

•	settlement of short sales entered into after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

To the extent required, the PIPE Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of the PIPE Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the PIPE Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell the PIPE shares short and deliver these securities to close out their short positions, or loan or pledge the PIPE Shares to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders also may in the future resell a portion of the PIPE Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Selling Stockholders may use this prospectus in connection with resales of the PIPE Shares. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of our Class A common stock and any material relationships between us and the Selling Stockholders.

In offering the securities covered by this prospectus, the Selling Stockholders and any underwriters, broker- dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of the PIPE Shares. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

White & Case LLP has passed upon the validity of the New SRNG Class A common stock issued in connection with the Business Combination.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Current Report on Form 8-K dated October 4, 2022, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Allonnia, LLC as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, and for the period from November 27, 2019 (inception) through December 31, 2019, have been incorporated by reference into this Prospectus and elsewhere in the registration statement in reliance on the report of Wolf & Company, P.C., independent public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the Class A common stock offered by this prospectus. This prospectus does not contain all of the information included or incorporated by reference in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits or the exhibits to the reports or other documents incorporated by reference into this prospectus.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.ginkgobioworks.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings, including all filings made after the date of the filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 29, 2022;

•	our Amendment to our Annual Report on Form 10-K/A for the year ended December 31, 2021, as filed with the SEC on September 1, 2022;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022 as filed with the SEC on May 16, 2022 and August 15, 2022, respectively;

•

our Current Reports on Form 8-K filed with the SEC on June 14, 2022, July 25, 2022,  July 25, 2022,  August  4, 2022 and October 4, 2022 (including Ginkgo’s recast financial statements, and related disclosures, as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, along with the audit report of our independent registered public accounting firm); and

•

the description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on September 16, 2021, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations

Ginkgo Bioworks Holdings, Inc.

27 Drydock Avenue, 8th Floor

Boston, MA 02210

877-422-5362

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.ginkgobioworks.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Class A common stock being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee		$83,876.08
Accounting fees and expenses
Legal fees and expenses
Financial printing and miscellaneous expenses

Total	$

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaw of the registrant provide for indemnification by the registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We have purchased and intend to maintain insurance on behalf of the registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 16.	Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibit	Description

2.1†	Merger Agreement, dated as of May 11, 2021, by and among Soaring Eagle Acquisition Corp., SEAC Merger Sub Inc. and Ginkgo Bioworks, Inc. (incorporated by reference to Exhibit 2.1 of SRNG’s Current Report on Form 8-K filed with the SEC on May 11, 2021).

2.2	Amendment to the Agreement and Plan of Merger, dated as of May 14, 2021, by and among Soaring Eagle Acquisition Corp., SEAC Merger Sub Inc. and Ginkgo Bioworks, Inc. (incorporated by reference to Exhibit 2.1 to SRNG’s Quarterly Report on Form 10-Q (File No. 001-40097) for the quarter ended March 31, 2021, filed with the SEC on May 24, 2021).

4.1	Description of Capital Stock (incorporated by reference to Exhibit 4.2 of Ginkgo’s Annual Report on Form 10-K filed with the SEC on March 29, 2022).

4.2	Specimen Class A Common Stock Certificate of Ginkgo Bioworks Holdings, Inc. (incorporated by reference to Exhibit 4.5 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-256121), filed with the SEC on August 4, 2021).

4.3	Warrant Agreement, dated as of February 23, 2021, by and among Soaring Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of SRNG’s Current Report on Form 8-K (File No. 001-40097), filed with the SEC on February 26, 2021).

4.4	Assignment and Assumption Agreement, dated as of September 16, 2021, by and among Ginkgo Bioworks Holdings, Inc., Continental Stock Transfer & Trust Company and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.4 to Ginkgo’s Annual Report on Form 10-K filed with the SEC on March 29, 2022).

5.1	Opinion of White & Case LLP as to the validity of the securities being registered (incorporated by reference to Exhibit 5.1 of Ginkgo’s Registration Statement on Form S-1/A (File No. 333-258712), filed with the SEC on August 11, 2021).

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of White & Case LLP (included in Exhibit 5.1 hereto).

23.3*	Consent of Wolf & Company P.C.

24.1	Power of Attorney (incorporated by reference to the signature page of the Company’s Post- Effective Amendment No. 2 on Form S-1 (File No. 333-258712), filed with the SEC on September 1, 2022).

24.2	Power of Attorney (incorporated by reference to the signature page of the Company’s Post- Effective Amendment No. 1 on Form S-1 (File No. 333-258712), filed with the SEC on March 31, 2022).

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document) (Previously filed).

101.SCH	Inline XBRL Taxonomy Extension Schema Document (Previously filed).

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document (Previously filed).

Exhibit	Description

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document (Previously filed).

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document (Previously filed).

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document (Previously filed).

†

The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

*	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 18th day of October, 2022.

GINKGO BIOWORKS HOLDINGS, INC.

By:	/s/ Jason Kelly
Name:	Jason Kelly
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jason Kelly Jason Kelly	Chief Executive Officer and Director (Principal Executive Officer)	October 18, 2022

* Mark Dmytruk	Chief Financial Officer (Principal Financial Officer)	October 18, 2022

* Marie Fallon	Chief Accounting Officer (Principal Accounting Officer)	October 18, 2022

* Reshma Shetty	President, Chief Operating Officer and Director	October 18, 2022

* Marijn Dekkers	Director, Chair of the Board	October 18, 2022

* Arie Belldegrun	Director	October 18, 2022

* Kathy Hopinkah Hannan	Director	October 18, 2022

* Christian Henry	Director	October 18, 2022

* Reshma Kewalramani	Director	October 18, 2022

* Shyam Sankar	Director	October 18, 2022

* Harry E. Sloan	Director	October 18, 2022

*By:	/s/ Jason Kelly
Jason Kelly, attorney-in-fact